CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of Croft Focus Fund, a series of Croft Funds Corporation under the headings “Independent Registered Public Accounting Firm” in the Statement of Additional Information and the Prospectus.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

November 26, 2013